EXHIBIT 10.2
MAGNOLIA OIL & GAS CORPORATION
EXECUTIVE SEVERANCE AND CHANGE IN CONTROL PLAN
1.Purpose. Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”), has adopted the Magnolia Oil & Gas Corporation Executive Severance and Change in Control Plan (the “Plan”) to provide severance pay and benefits to Eligible Executives whose employment is terminated under qualifying circumstances on or after August 1, 2023 (the “Effective Date”). The Plan is intended to be maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees. Capitalized terms that are used but not defined in other sections below will have the meanings ascribed to such terms in Section 15 hereof.
2.Administration of the Plan.
(a)Administration by the Committee. The Committee shall be responsible for the management and control of the operation and the administration of the Plan, including interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims and review of claims denials. The Committee has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Committee’s powers shall include the following authority, in addition to all other powers provided by the Plan:
(i) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(ii) to interpret the Plan, the Committee’s interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;
(iii) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan and at what Tier level;
(iv) to make a determination as to the right of any person to a benefit under the Plan (including to determine whether and when there has been a termination of an Eligible Executive’s employment and the cause of such termination);
(v) to appoint such agents, counsel, accountants, consultants, claims administrators and other persons as may be required to assist in administering the Plan (and the Committee hereby appoints (x) the General Counsel of the Company and the most senior Human Resources officer of the Company to assist in performing ministerial and administrative tasks under the Plan, and (y) the most senior Human Resources officer of the Company to serve as claims administrator under the Plan, subject to Section 13 hereof);
(vi) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(vii) to sue or cause suit to be brought in the name of the Plan; and
(viii) to obtain from the Company, its Affiliates and from Eligible Executives such information as is necessary for the proper administration of the Plan.
(b)Indemnification of the Committee. The Company shall, without limiting any rights that the Committee may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless the Committee and each member thereof (and any other individual acting on behalf of the Committee or any member thereof) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct. Expenses against which such person shall be indemnified hereunder include the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.
(c)Compensation and Expenses. The Committee shall not receive additional compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Committee shall furnish a bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Committee incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.
3.Eligibility. Only individuals who are Eligible Executives may participate in the Plan. The Committee has full and absolute discretion to determine and select which employees of the Company and its Subsidiaries and Affiliates are Eligible Executives; provided, that, unless expressly determined otherwise by the Committee, upon an individual’s commencement of employment at, or promotion to, an “Executive Position/Level” specified on Exhibit A attached hereto after the Effective Date, such individual’s participation in the Plan at the corresponding “Tier Level” specified on Exhibit A attached hereto shall automatically become effective so long as such individual otherwise qualifies as an Eligible Executive in accordance with the terms and conditions set forth herein (including, without limitation, by executing and delivering a Participation Agreement). Once an employee becomes an Eligible Executive, such individual shall automatically continue to be an Eligible Executive until the Eligible Executive ceases to be an employee or is removed as an Eligible Executive by the Committee; provided, however, that any such change in eligibility will be considered a Plan amendment subject to the restrictions on Plan amendments set forth in Section 14(d) below. The Plan shall supersede all prior agreements, practices, policies, procedures and plans relating to severance payments or benefits from all members of the Company Group with respect to the Eligible Executives (other than with respect to any awards outstanding under the Equity Incentive Plan).
4.Plan Benefits.
(a)Qualifying Termination Outside of a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group is terminated due to a Qualifying Termination that occurs outside of the Change in Control

Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive fully satisfies the Release Requirement and abides by the terms of Sections 6, 7, 8, 9 and 10 below, such Eligible Executive shall also be entitled to receive:
(i) A cash payment equal to the product of (A) the Applicable Severance Multiple, multiplied by (B) the sum of such Eligible Executive’s (1) Base Salary and (2) Total Bonus Opportunity, payable in a lump sum as soon as administratively practicable following the date the Release Requirement is fully satisfied; provided, that if the consideration period associated with the Release Requirement (including any revocation period) commences in one calendar year and ends in a second calendar year, such payment shall be made on the later of the first payroll date of the second calendar year or the date the Release Requirement is fully satisfied (including the expiration of any revocation period); provided, further, that in no event shall such payment be made later than seventy-four (74) days after such Date of Termination;
(ii) The Pro-Rated Bonus, payable in a lump sum as soon as administratively practicable following the date the Release Requirement is fully satisfied; provided, that if the consideration period associated with the Release Requirement (including any revocation period) commences in one calendar year and ends in a second calendar year, such payment shall be made on the later of the first payroll date of the second calendar year or the date the Release Requirement is fully satisfied (including the expiration of any revocation period); provided, further, that in no event shall such payment be made later than seventy-four (74) days after such Date of Termination;
(iii)Payment of any annual bonus in respect of any completed calendar year that has not been paid as of the Date of Termination, the amount of which annual bonus, if any, shall be determined by the Committee on a discretionary basis based on the applicable available bonus pool, such Eligible Executive’s bonus goals, and the Company’s performance and such Eligible Executive’s contributions thereto, payable in a lump sum at the same time that any such annual bonuses are paid to similarly-situated employees of the Company Group generally;
(iv) Subject to such Eligible Executive’s timely election of continuation coverage under COBRA or other applicable law, during the Applicable Benefit Period, except to the extent otherwise provided by applicable law, the applicable member of the Company Group shall, at its option, pay or reimburse such Eligible Executive on a monthly basis for the amount such Eligible Executive is required to pay for such Eligible Executive and his or her dependents to effect and continue coverage as contemplated by this Section 4(a)(iv); provided, that if such continued coverage would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or any other applicable law, the Company will provide such Eligible Executive with a cash payment equal to any COBRA premiums, inclusive of any taxes thereon, for the remainder of the Applicable Benefit Period. For the avoidance of doubt, the Applicable Benefit Period shall be deemed to run concurrent with (and shall not extend) the coverage continuation period mandated by COBRA or any other legally mandated and applicable coverage period, and following the Applicable Benefit Period, such Eligible Executive shall be responsible for the full cost associated with any continued coverage, whether under COBRA, any insurance policy conversion rights or otherwise. The Company Group’s obligation to provide continuation coverage under this Plan shall immediately terminate if such Eligible Executive becomes eligible for group medical coverage provided by another employer. Such Eligible Executive shall give prompt notice to the Company if he or she becomes eligible for group medical coverage offered by another employer during the Applicable Benefit Period; and
(v) Payment by the Company of the reasonable fees of an outplacement or similar service provider, selected by the Company in its sole discretion, for up to eighteen (18) months, to assist in finding employment opportunities for such Eligible Executive (the “Outplacement Payment”), payable in accordance with any applicable outplacement policy of the Company as of the Date of Termination.
(b)Qualifying Termination During a Change in Control Protection Period. In the event an Eligible Executive’s employment with any member of the Company Group is terminated due to a Qualifying Termination that occurs during the Change in Control Protection Period, such Eligible Executive shall be entitled to receive the Accrued Amounts, and so long as such Eligible Executive fully satisfies the Release Requirement and abides by the terms of Sections 6, 7, 8, 9 and 10 below, such Eligible Executive shall also be entitled to receive:
(i) A cash payment equal to the product of (A) the Applicable Severance Multiple, multiplied by (B) the sum of such Eligible Executive’s (1) Base Salary and (2) Total Bonus Opportunity, payable in a lump sum as soon as administratively practicable following the date the Release Requirement is fully satisfied; provided, that if the consideration period associated with the Release Requirement (including any revocation period) commences in one calendar year and ends in a second calendar year, such payment shall be made on the later of the first payroll date of the second calendar year or the date the Release Requirement is fully satisfied (including the expiration of any revocation period); provided, further, that in no event shall such payment be made later than seventy-four (74) days after such Date of Termination;
(ii) The Pro-rated Bonus, payable in a lump sum as soon as administratively practicable following the date the Release Requirement is fully satisfied; provided, that if the consideration period associated with the Release Requirement (including any revocation period) commences in one calendar year and ends in a second calendar year, such payment shall be made on the later of the first payroll date of the second calendar year or the date the Release Requirement is fully satisfied (including the expiration of any revocation period); provided, further, that in no event shall such payment be made later than seventy-four (74) days after such Date of Termination;
(iii) Payment of any annual bonus in respect of any completed calendar year that has not been paid as of the Date of Termination, the amount of which annual bonus, if any, shall be determined by the Committee on a discretionary basis based on the applicable available bonus pool, such Eligible Executive’s bonus goals, and the Company’s performance and such Eligible Executive’s contributions thereto, payable in a lump sum at the same time that any such annual bonuses are paid to similarly-situated employees of the Company Group generally;
(iv)Subject to such Eligible Executive’s timely election of continuation coverage under COBRA or other applicable law, during the Applicable Benefit Period, except to the extent otherwise provided by applicable law, the applicable member of the Company Group shall, at its option, pay or reimburse such Eligible Executive on a monthly basis for the amount such Eligible Executive is required to pay for such Eligible Executive and his or her dependents to effect and continue coverage as contemplated by this Section 4(b)(iv); provided, that if such continued coverage would be discriminatory and would result in the imposition of excise taxes or other liabilities on the Company for failure to comply with any requirements of the Patient Protection and Affordable Care Act of 2010, as amended, the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), or any other applicable law, the Company will provide such Eligible Executive with a cash payment equal to any COBRA premiums, inclusive of any taxes thereon, for the remainder of the Applicable Benefit Period. For the avoidance of doubt, the Applicable Benefit Period shall be deemed to run concurrent with (and shall not extend) the coverage continuation period mandated by COBRA or any other legally mandated and applicable coverage period, and following the Applicable Benefit Period, such Eligible Executive shall be responsible for the full cost associated with any continued coverage, whether under COBRA, any insurance policy conversion rights or otherwise. The Company Group’s obligation to provide continuation coverage under this Plan shall immediately terminate if such Eligible Executive becomes eligible for group medical coverage provided by another employer. Such Eligible Executive shall give prompt notice to the Company if he or she becomes eligible for group medical coverage offered by another employer during the Applicable Benefit Period;
(v) The Outplacement Payment, payable in accordance with any applicable outplacement policy of the Company as of the Date of Termination; and
(vi) Notwithstanding anything to the contrary set forth in this Plan, the Equity Incentive Plan or the applicable award agreement, in the event an Eligible Executive’s employment with any member of the Company Group is terminated due to a Qualifying Termination that occurs during the Change in Control Protection Period, any outstanding and unvested equity incentive awards held by such Eligible Executive as of such Eligible Executive’s Date of Termination, pursuant to the Equity Incentive Plan or otherwise, (A) that are subject to vesting based on continued employment or service shall fully accelerate and vest as of such Eligible Executive’s Date of Termination, or (B) that are subject to vesting based on performance shall accelerate and vest as of such Eligible Executive’s Date of Termination based on the greater of target and actual performance measured as of the date of such Change in Control, as determined by the Committee in its sole discretion.
(c)Equity Incentive Awards. Except as otherwise expressly provided below and in Section 4(b)(vi) above, in the event that an Eligible Executive’s employment with any member of the Company Group terminates (pursuant to a Qualifying Termination or otherwise), all outstanding and unvested equity incentive awards then held by the Eligible Executive, pursuant to the Equity Incentive Plan or otherwise, will be treated in accordance with the award agreement applicable to such award or the Equity Incentive Plan, as applicable. Notwithstanding anything to the contrary set forth in the Equity Incentive Plan or the applicable award agreement, in the event that an Eligible Executive and a member of the Company Group are party to a written agreement that contains a different definition of any of the defined terms in Section 15 hereof, the definition set forth in Section 15 hereof shall be applicable to such Eligible Executive for purposes of this Plan and for purposes of determining the consequences of a termination of employment for purposes of the Equity Incentive Plan and any award agreement and not the definition contained in such written agreement (including, for the avoidance of doubt, prior to, during and following the Change in Control Protection Period).
(d)Non-Qualifying Terminations of Employment. In the event that an Eligible Executive’s employment with any member of the Company Group terminates other than pursuant to a Qualifying Termination, then all compensation and benefits to the Eligible Executive shall terminate contemporaneously with such termination of employment, except that the Eligible Executive shall be entitled to the Accrued Amounts.
(e)After-Acquired Evidence. Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that an Eligible Executive is eligible to receive the Severance Amount and other severance benefits pursuant to Sections 4(a) or 4(b), as applicable, but, after such determination, the Company subsequently acquires evidence or determines that: (i) the Eligible Executive has failed to abide by the terms of Sections 6, 7, 8, 9 and 10; or (ii) solely with respect to a Qualifying Termination that occurs prior to a Change in Control, a Cause condition existed prior to the Date of Termination that, had the Company been fully aware of such condition, would have given the Company the right to terminate the Eligible Executive’s employment for Cause, then the Company shall have the right to cease the payment of the Severance Amount and to cease providing any other severance benefits under Sections 4(a) or 4(b), as applicable, and the Eligible Executive shall promptly return to the Company any payment of the Severance Amount and any other severance benefits received by the Eligible Executive prior to the date that the Company determines that the conditions of this Section 4(e) have been satisfied.
(f)No Duplication. Except as otherwise expressly provided pursuant to this Plan, this Plan shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other plan, program, policy or other arrangement or individual contract or under any statute, rule or regulation. In the event an Eligible Executive is covered by any other plan, program, policy, individually negotiated agreement or other arrangement in effect as of the Eligible Executive’s Date of Termination, that may duplicate the payments and benefits provided for in Sections 4(a) or 4(b), the Committee shall reduce or eliminate the duplicative benefits provided for under the Plan.
5.Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if an Eligible Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in the Plan, together with any other payments and benefits which the Eligible Executive has the right to receive from the Company or any of its Affiliates (or any other person who is a party to the transaction constituting a Change in Control), and taking into account reductions in respect of reasonable compensation for personal services to be rendered by the Eligible Executive on or following the date of the relevant “change in ownership or control” (within the meaning of Section 280G of the Code), including pursuant to applicable non-competition and other restrictive covenant obligations, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Eligible Executive from the Company and its Affiliates will be one dollar less than three times the Eligible Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Eligible Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Eligible Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its Affiliates) used in determining if a “parachute payment” exists, exceeds one dollar less than three times the Eligible Executive’s base amount, then the Eligible Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Eligible Executives’ excise tax liabilities under Section 4999 of the Code, if any.
6.Confidentiality. During the period in which an Eligible Executive participates in the Plan, as required by the Eligible Executive’s duties on behalf of the Company Group, the Eligible Executive will be provided with, and will have access to, Confidential Information. In consideration of the Eligible Executive’s receipt and access to such Confidential Information, and as a condition of the Eligible Executive’s participation in the Plan, each Eligible Executive shall comply with, and be subject to, the covenants and restrictions in this Section 6 and in Sections 7, 8, 9 and 10.
(a)General. Both during the Eligible Executive’s employment with any member of the Company Group and for five (5) years thereafter, except as expressly permitted by this Plan, the Eligible Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group; provided, that an Eligible Executive’s obligation to not disclose trade secrets of any member of the Company Group shall extend in perpetuity for so long as they actually remain trade secrets. The Eligible Executive acknowledges and agrees that the Eligible Executive would inevitably use and disclose Confidential Information in violation of this Section 6 if the Eligible Executive were to violate any of the covenants set forth in Section 8. The Eligible Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of the Eligible Executive’s duties on behalf of the Company Group, the Eligible Executive shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by the Eligible Executive or obtained by the Company Group. The covenants of this Section 6 shall apply to all Confidential Information, whether now known or later to become known to the Eligible Executive during the period that the Eligible Executive is employed by or affiliated with the Company or any other member of the Company Group.
(b)Permitted Disclosures. Notwithstanding any provision of Section 6(a) to the contrary, the Eligible Executive may make the following disclosures and uses of Confidential Information:
(i)disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ii)disclosures to customers and suppliers when, in the reasonable and good faith belief of the Eligible Executive, such disclosure is in connection with the Eligible Executive’s performance of the Eligible Executive’s duties for any member of the Company Group and is in the best interests of the Company Group;
(iii)disclosures and uses that are approved in writing by the Board or the Committee; or
(iv)disclosures to a person or entity that has (A) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement.
(c)Return of Confidential Information. Upon the Date of Termination, and at any other time upon request of the Company, the Eligible Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in the Eligible Executive’s possession, custody or control and the Eligible Executive shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of any such request, the Eligible Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d)Additional Permitted Disclosures. Notwithstanding the foregoing, nothing in this Plan or in any agreement between the Eligible Executive and the Company or any other member of the Company Group shall prohibit or restrict the Eligible Executive from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or pursuant to the Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good-faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), the Eligible Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company Group that (A) is made (1) in confidence to a Federal, state, or local government official, either directly or indirectly, or to the Eligible Executive’s attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Eligible Executive files a lawsuit for retaliation by a member of the Company Group for reporting a suspected violation of law, the Eligible Executive may disclose the trade secret to the Eligible Executive’s attorney and use the trade secret information in the court proceeding, if the Eligible Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
7.Ownership of Intellectual Property.
(a)Each Eligible Executive agrees that the Company shall own, and the Eligible Executive shall (and hereby does) assign, all right, title and interest relating to any and all Company Intellectual Property, and the Eligible Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support the Eligible Executive’s disclosure obligation herein, the Eligible Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by the Eligible Executive (solely or jointly with others) during the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.
(b)All of the Eligible Executive’s works of authorship and associated copyrights created during the period in which the Eligible Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of the Eligible Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act of 1976, as amended. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by the Eligible Executive to the Company, the Eligible Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.
(c)The Eligible Executive recognizes that this Plan will not be deemed to require assignment of any invention or intellectual property that the Eligible Executive developed entirely on the Eligible Executive’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Plan does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.
(d)To the extent allowed by law, this Section 7(d) applies to all Moral Rights. To the extent the Eligible Executive retains any Moral Rights under applicable law, the Eligible Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and the Eligible Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. The Eligible Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.
(e)The Eligible Executive shall perform, during and after the period in which the Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts reasonably deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Plan. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.
(f)In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure the Eligible Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, the Eligible Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as the Eligible Executive’s agents and attorneys-in-fact to act for and on the Eligible Executive’s behalf and instead of the Eligible Executive, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by the Eligible Executive. For the avoidance of doubt, the provisions of this Section 7(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.
(g)In the event that the Eligible Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, the Eligible Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to the Eligible Executive’s termination of employment. If the Company (or the applicable member of the Company Group) is unable for any reason to secure the Eligible Executive’s signature to any document required to assign said contracts or agreements, or if the Eligible Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to the Eligible Executive’s termination of employment, the Eligible Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as the Eligible Executive’s agents and attorneys-in-fact to act for and on the Eligible Executive’s behalf and instead of the Eligible Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.
8.Non-Competition; Non-Solicitation.
(a)The Company shall provide each Eligible Executive access to Confidential Information for use only during the Eligible Executive’s period of employment with any member of the Company Group, and the Eligible Executive acknowledges and agrees that the Company Group will be entrusting the Eligible Executive, in the Eligible Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing the Eligible Executive with access to Confidential Information, clients and customers, the Eligible Executive voluntarily agrees to the covenants set forth in this Section 8. The Eligible Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause the Eligible Executive undue hardship, and are material and substantial parts of this Plan intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.
(b)During the Prohibited Period, the Eligible Executive shall not, without the prior written approval of the Board, directly or indirectly, for the Eligible Executive or on behalf of or in conjunction with any other person or entity of any nature:
(i)engage in or participate in (or prepare to engage in or participate in) the Business within the Market Area, which prohibition shall prevent the Eligible Executive from directly or indirectly: (A) owning, investing in, controlling, managing, operating, participating in, lending the Eligible Executive’s name to, contributing to, providing assistance to or being an officer or director of, any person or entity engaged in or planning to engage in the Business in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise rendering services for or being affiliated with or engaged by, any person or entity engaged in, or planning to engage in, the Business in the Market Area in any capacity (with respect to this clause (B)) in which the Eligible Executive’s duties or responsibilities are materially the same as the duties or responsibilities that the Eligible Executive had on behalf of any member of the Company Group; provided, however, that the purchase of a public security of a corporation engaged in such business or service shall not in itself be deemed a violation of this Section 8 so long as the Eligible Executive does not own, directly or indirectly, more than two percent (2%) of the securities of such corporation;
(ii)appropriate or interfere with or attempt to appropriate or interfere with any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;
(iii)solicit, canvass, approach, encourage, entice or induce any customer, vendor or supplier of any member of the Company Group with whom the Eligible Executive had contact (including oversight responsibility) or learned Confidential Information about during the Eligible Executive’s employment with any member of the Company Group to cease or lessen such customer’s, vendor’s or supplier’s business with any member of the Company Group or otherwise adversely affect such relationship, or attempt to do any of the foregoing; or
(iv)solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group or otherwise adversely interfere with such relationship.
(c)Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Sections 6, 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(d)The covenants in this Section 8, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable.
9.Non-Disparagement. Subject to Section 6(d) above, each Eligible Executive agrees that the Eligible Executive will not, and will cause the Eligible Executive’s affiliates to not, make, publish, or communicate any disparaging or defamatory comments regarding any member of the Company Group or their current or former directors, officers, members, managers, partners, executives or direct or indirect owners (including equityholders).
10.Cooperation. Each Eligible Executive agrees that during the Eligible Executive’s employment with any member of the Company Group and thereafter (regardless of whether the Eligible Executive resigns or the Eligible Executive’s employment is terminated by such member of the Company Group or the reason for such resignation or termination), the Eligible Executive shall provide reasonable and timely cooperation in connection with: (a) any actual or threatened litigation, inquiry, review, investigation, process, or other matter, action, or proceeding (whether conducted by or before any court, regulatory, or governmental entity, or by or on behalf of the Company Group, or otherwise), that relates to events occurring during the Eligible Executive’s employment by any member of the Company Group or about which the Company Group otherwise believes the Eligible Executive may have relevant information; (b) the transitioning of the Eligible Executive’s role and responsibilities to other personnel; and (c) the provision of information in response to the Company Group’s requests and inquiries in connection with the Eligible Executive’s separation of employment. Each Eligible Executive’s cooperation shall include being available, at reasonable and mutually agreed times and locations (when possible), to (i) meet with and provide information to the Company Group and its counsel or other agents in connection with fact-finding, investigatory, discovery, and/or pre-litigation or other proceeding issues, at the Company’s expense, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) in connection with any such matter, all without the requirement of being subpoenaed.
11.Prior Obligations. Each Eligible Executive hereby represents and warrants that the Eligible Executive is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit the Eligible Executive from complying with the Plan or fully performing each of the Eligible Executive’s duties and responsibilities for the Company Group, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to the Eligible Executive by any member of the Company Group. Each Eligible Executive expressly acknowledges and agrees that the Eligible Executive is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and the Eligible Executive promises that the Eligible Executive shall not do so. Each Eligible Executive shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

12.Consent to Notification. If an Eligible Executive ceases to be employed by any member of the Company Group, the Eligible Executive hereby grants consent to notification by the Company Group to any new employer, any third party engaging the Eligible Executive’s services, or any entity to which the Eligible Executive becomes a partner, member, employee or otherwise engaged about the Eligible Executive’s rights and obligations under the Plan.
13.Claims Procedure and Review. Any claim for Plan benefits shall be made in accordance with this Section 13.
(a)Filing a Claim. Any Eligible Executive that the Committee determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. The Committee shall inform any Eligible Executive upon such Eligible Executive’s Qualifying Termination that such Eligible Executive will be eligible for benefits under this Plan, so long as the Eligible Executive satisfies the conditions set forth in Section 4 of this Plan. Any Eligible Executive (i) who is not paid severance benefits hereunder and who believes that such Eligible Executive is entitled to severance benefits hereunder or (ii) who has been paid severance benefits hereunder and believes that such Eligible Executive is entitled to greater benefits hereunder may file a claim for severance benefits under the Plan in writing with the Committee within ninety (90) days after such Eligible Executive’s Date of Termination.
(b)Initial Determination of a Claim. If a claim for severance benefits hereunder has been properly filed, the Committee shall evaluate it and notify the claimant of the approval, whole denial or partial denial of the claim, within a reasonable period of time but no later than ninety (90) days after receipt of the claim (or one-hundred and eighty (180) days after receipt of the claim if special circumstances require an extension of time for processing the claim). If a claim for severance benefits hereunder is wholly or partially denied, such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) explain the claimant’s right to appeal the claim and describe the Plan’s claim appeal procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(c)Appeal of a Denied Claim. Within sixty (60) days of the receipt by the claimant of this notice of denial or partial denial, the claimant may file a written appeal with the Committee. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The claimant may also submit issues, arguments and other comments in writing to the Committee, along with any documentary evidence to support their claim. The Committee shall deliver to the claimant a written decision on the appeal promptly, but not later than sixty (60) days after the receipt of the claimant’s appeal (or one-hundred and twenty (120) days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) include specific reasons for the decision, (iv) refer specifically to the Plan provisions upon which the decision is based, (v) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (vi) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
(d)Special Circumstances. If special circumstances require an extension of up to one-hundred and eighty (180) days for an initial claim or one-hundred and twenty (120) days for an appeal, whichever applies, the Committee shall send written notice of the extension within ninety (90) days after receipt of the initial claim and within sixty (60) days after receipt of an appeal. This notice shall indicate the special circumstances requiring the extension and state when the Committee expects to render the decision.
(e)Claims Limitation Period. Claimants must follow the claims and appeals procedures detailed in this Section 13 before taking legal action or any action in any other form regarding claims for Plan benefits. If the claimant has completed the entire above claims procedure, and said claimant disagrees with the Committee’s final decision, the claimant may commence a civil court action under ERISA Section 502(a). Subject to this Section 13, the claimant shall be required to commence any such civil action in the federal courts of Harris County within one (1) year of the Committee’s final decision, and the claimant hereby consents to the exclusive jurisdiction of such courts for these purposes. If the claimant does not commence a civil action in such courts and within the claim’s limitation period described in the immediately preceding sentence, the claimant waives all rights to relief under ERISA. A claimant shall have no right to seek review of a denial of Plan benefits, or to bring any legal action or proceeding to enforce a claim, prior to filing a claim and exhausting his or her administrative remedies under this Section 13.
(f)Compliance with ERISA. The benefits claim procedure provided in this Section 13 is intended to comply with the provisions of 29 C.F.R. §2560.503-1 and ERISA Section 503. All provisions of this Section 13 shall be interpreted, construed, and limited in accordance with such intent.
14.General Provisions.
(a)Taxes. The Company is authorized to withhold from all payments made hereunder amounts of withholding and other taxes due or potentially payable in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and the Eligible Executive to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any payments made under the Plan.
(b)No Mitigation. No Eligible Executive shall have any duty to mitigate the amounts payable under the Plan by seeking or accepting new employment or self-employment following a Qualifying Termination.
(c)Offset. The Company may set off against, and each Eligible Executive authorizes the Company to deduct from, any payments due to the Eligible Executive, or to his or her estate, heirs, legal representatives, or successors, any amounts which may be due and owing to the Company or an Affiliate of the Company by the Eligible Executive, whether arising under the Plan or otherwise; provided, however, that no such offset may be made with respect to amounts payable that are subject to the requirements of Section 409A unless the offset would not result in a violation of the requirements of Section 409A.
(d)Amendment and Termination. The Plan may be amended or terminated by the Board or the Committee from time to time in its discretion and for any reason or no reason; provided, that during the Change in Control Protection Period, no amendment or termination of the Plan shall impair any rights or obligations to any Eligible Executive under the Plan unless the Eligible Executive expressly consents to such amendment or termination. Notwithstanding the foregoing, the Board or the Committee is required to provide written notice of any amendment to any Eligible Executives who are then participating in the Plan at least eighteen (18) months prior to the effective date of such amendment, and in the event that a Change in Control occurs during such eighteen (18)-month period, then upon any Qualifying Termination following such Change in Control and during the Change in Control Protection Period that follows, such Eligible Executive shall be entitled to receive the greater level of severance benefits provided for under the amended Plan or the Plan prior to such amendment.
(e)Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest (whether as a result of the occurrence of a Change in Control or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. All payments and benefits that become due to an Eligible Executive under the Plan will inure to the benefit of his or her beneficiaries, executors, heirs, assigns, designees or legal representatives.
(f)Transfer and Assignment. Neither an Eligible Executive nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid.
(g)Unfunded Obligation. All benefits due an Eligible Executive under the Plan are unfunded and unsecured and are payable out of the general assets of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Eligible Executives shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor.
(h)Severability. If any provision of the Plan (or portion thereof) is held to be illegal or invalid for any reason, the illegality or invalidity of such provision (or portion thereof) will not affect the remaining provisions (or portions thereof) of the Plan, but such provision (or portion thereof) will be fully severable and the Plan will be construed and enforced as if the illegal or invalid provision (or portion thereof) had never been included herein.
(i)Section 409A. The Plan is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under the Plan upon the termination of an Eligible Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment under this Plan. Each installment payment under the Plan is intended to be a separate payment for purposes of Section 409A. Notwithstanding any provision in the Plan to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if an Eligible Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of the Eligible Executive’s death or (ii) the date that is six months after the Eligible Executive’s Date of Termination (such earlier date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to the Eligible Executive (or the Eligible Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Eligible Executive on account of non-compliance with Section 409A.
(j)Governing Law. All questions arising with respect to the provisions of the Plan and payments due hereunder will be determined by application of the laws of the State of Texas, without giving effect to any conflict of law provisions thereof, except to the extent preempted by federal law.
(k)Status. The Company intends that the Plan constitute an unfunded “employee welfare benefit plan” as such term is defined under ERISA for the benefit of a select group of management and highly compensated employees. No Eligible Executive, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its Affiliates by reason of the Plan.
(l)Third-Party Beneficiaries. Each member of the Company Group shall be a third-party beneficiary of the Eligible Executive’s covenants and obligations under Sections 6, 7, 8, 9 and 10 and shall be entitled to enforce such obligations.
(m)No Right to Continued Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its Affiliates and any person, or to have any impact whatsoever on the at-will employment relationship between the Company or any of its Affiliates and the Eligible Executives. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Company or any of its Affiliates for any period of time or to restrict the right of the Company or any of its Affiliates to terminate the employment of any person at any time.
(n)Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Plan, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither the Plan nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, the Plan has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
(o)Overpayment. If, due to mistake or any other reason, a person receives severance payments or benefits under the Plan in excess of what the Plan provides, such person shall repay the overpayment to the Company in a lump sum within thirty (30) days of notice of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to such person under the Plan or otherwise.
(p)Clawback. Notwithstanding anything in this Plan or any other agreement between the Company and/or its related entities and an Eligible Executive to the contrary, the Eligible Executive acknowledges and agrees that any amounts payable under the Plan to the Eligible Executive are subject to (i) any right that the Company may have under any policy or other agreement or arrangement with the Eligible Executive (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Eligible Executive, and (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission, the listing standards of any national securities exchange or association on which the Company’s securities are listed, or any other applicable law. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with applicable laws, regulations, and securities exchange listing standards.

(q)Agent for Service of Legal Process. Legal process may be served on the Committee, which is the plan administrator, at the following address: Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.
15.Definitions. For purposes of the Plan, the following terms shall have the respective meanings set forth below:
(a)“Accrued Amounts” means (i) all unpaid Base Salary and/or other earned wages accrued through the Date of Termination, which shall be paid on the Company’s first regularly scheduled pay date following the Date of Termination (or earlier if required by applicable law); (ii) reimbursement for all incurred but unreimbursed expenses for which an Eligible Executive is entitled to reimbursement in accordance with the expense reimbursement policies of the Company in effect as of the Date of Termination; and (iii) benefits to which an Eligible Executive may be entitled pursuant to the terms of any plan or policy sponsored by the Company or any of its Affiliates as in effect from time to time.
(b)“Affiliate” means with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.
(c)“Applicable Benefit Period” means, for each Eligible Executive, the period beginning on the first day of the first month that commences following the Eligible Executive’s Date of Termination and extending for the number of months corresponding to such Eligible Executive’s Tier, as set forth on Exhibit A attached hereto.
(d)“Applicable Severance Multiplier” means, for each Eligible Executive, the applicable multiple corresponding to such Eligible Executive’s Tier, as set forth on Exhibit A attached hereto.
(e)“Base Salary” means the amount an Eligible Executive is entitled to receive as base salary on an annualized basis, in effect as of the Date of Termination, excluding all annual cash incentive awards, bonuses, equity awards, and incentive compensation payable by the Company or any of its Affiliates as consideration for an Eligible Executive’s services. Notwithstanding the foregoing, in the event of a reduction in an Eligible Executive’s Base Salary resulting in the Eligible Executive’s resignation for Good Reason, for purposes of determining the Eligible Executive’s Severance Amount, the Eligible Executive’s Base Salary shall be deemed to be that in effect immediately prior to such reduction.
(f)“Board” means the Board of Directors of the Company.
(g)“Business” means the business and operations that are materially the same as those performed by the Company and any other member of the Company Group for which an Eligible Executive provides services or about which such Eligible Executive obtains Confidential Information during such Eligible Executive’s employment with any member of the Company

Group, which business and operations include the acquisition, development, exploration, and production of oil, natural gas, and natural gas liquid reserves.
(h)“Business Opportunity” means any actual or potential commercial, investment or other business opportunity of any member of the Company Group or relating to the Business about which an Eligible Executive learned Confidential Information during such Eligible Executive’s employment with any member of the Company Group.
(i)“Cause” means (i) an Eligible Executive’s material breach of this Plan, of any other written agreement between an Eligible Executive and the Company or an Affiliate, or of any material policy or code of conduct established by the Company or an Affiliate and applicable to an Eligible Executive; (ii) the commission of a material act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Eligible Executive upon the Company; (iii) the conviction of the Eligible Executive for, or plea of nolo contendere by the Eligible Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) the Eligible Executive’s willful failure or refusal, other than due to Disability, to perform the Eligible Executive’s obligations pursuant to this Plan or any employment agreement with the Company or an Affiliate, as applicable, or to follow any lawful directive from the Company or any Affiliate, as determined by the Company; provided, however, that if the Eligible Executive’s actions or omissions as set forth in this clause (iv) are of such a nature that the Company determines they are curable by the Eligible Executive, such actions or omissions must remain uncured thirty (30) days after the Company has provided the Eligible Executive written notice of the obligation to cure such actions or omissions.
(j)“Change in Control” means the occurrence of any of the following events after the Effective Date:
(i) The consummation of an agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any Person, of fifty percent (50%) or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 15(j)(i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (D) any acquisition by any entity pursuant to a transaction that complies with Sections 15(j)(iii)(A), (B) and (C) below;
(ii) Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board;
(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities

immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than sixty percent (60%) of, respectively, the then outstanding shares of common stock or common equity interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock or common equity interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body of such entity to the extent that such ownership results solely from ownership of the Company that existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or similar governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. For the avoidance of doubt, in no event shall a series of unrelated transactions collectively constitute a Change in Control whether or not such transactions would otherwise constitute Business Combinations for this purpose; or
(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, for purposes of any payment made to an Eligible Executive under this Plan that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A, to the extent the impact of a Change in Control on such payment would subject the Eligible Executive to additional taxes under Section 409A, a Change in Control for purposes of such payment will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A as applied to the Company.

(k)“Change in Control Protection Period” means the twenty-four (24)-month period beginning immediately prior to the consummation of a Change in Control.
(l)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(m)“Code” means the Internal Revenue Code of 1986, as amended.
(n)“Committee” means the Compensation Committee of the Board or such other committee duly authorized by the Board to manage and control the operation and administration of the Plan. To the extent the Board elects to administer the Plan or if no committee is duly authorized by the Board to administer this Plan, the term “Committee” shall be deemed to refer to the Board for all purposes under this Plan.
(o)“Company Group” means the Company and each of its direct and indirect Subsidiaries and Affiliates.
(p)“Company Intellectual Property” means any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by an Eligible Executive during the period in which such Eligible Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (ii) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information.
(q)“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to an Eligible Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that such Eligible Executive is employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Plan. For purposes of this Plan, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of such Eligible Executive or any of such Eligible Executive’s agents; (B) was available to such Eligible Executive on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to such Eligible Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.
(r)“Date of Termination” means the effective date of the termination of an Eligible Executive’s employment with the Company or any other member of the Company Group, as applicable, as designated by the Committee (or, in the case of a termination for Good Reason, the resignation date designated by the Eligible Executive within the applicable time period specified in Section 15(x)), such that the Eligible Executive is no longer employed by any member of the Company Group as of such designated date.
(s)“Disability” means (i) a physical or mental impairment of sufficient severity such that (x) an Eligible Executive is unable to continue performing the duties assigned to the Eligible Executive prior to such impairment, or (y) the Eligible Executive’s condition entitles the Eligible Executive to disability benefits under any insurance or employee benefit plan of the Company or its Affiliates, and (ii) the impairment or condition is cited by the Company as the reason for the Eligible Executive’s termination; provided, that, in all cases, the term Disability shall be applied and interpreted in compliance with Section 409A.
(t)“Eligible Executive” means any active, regular full-time employee of any member of the Company Group who (i) is serving in an “Executive Position/Level” specified on Exhibit A attached hereto as of the Effective Date or, following the Effective Date, commences employment at, or is promoted to, such an “Executive Position/Level”; (ii) has executed and returned a Participation Agreement to the Company; (iii) is not covered under any other severance plan, policy, program or arrangement sponsored or maintained by any member of the Company Group (other than with respect to any awards outstanding under the Equity Incentive Plan), including, without limitation, the Magnolia Oil & Gas Corporation Employee Severance Plan (the “Employee Plan”); and (iv) is not a party to an employment or severance agreement with any member of the Company Group pursuant to which such employee is eligible for severance payments or benefits. The Committee shall have the sole discretion to determine whether an employee is an Eligible Executive. Notwithstanding anything to the contrary set forth herein, Eligible Executives shall be limited to a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA. For the avoidance of doubt, any individual who would be deemed an Eligible Executive under the Plan except for such individual’s failure to execute and deliver a Participation Agreement in accordance with the terms and conditions set forth herein shall be deemed an Eligible Employee

(as defined in the Employee Plan) for all purposes under the Employee Plan; provided, that such individual satisfies all of the applicable requirements set forth in the Employee Plan and does not subsequently participate in the Plan.
(u)“Equity Incentive Plan” means the Magnolia Oil & Gas Corporation Long Term Incentive Plan, as may be amended, restated or otherwise modified from time to time, or any successor equity incentive plan established by the Company.
(v)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(w)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the guidance, rules and regulations promulgated thereunder and successor provisions, guidance, rules and regulations thereto.
(x)“Good Reason” means an Eligible Executive’s resignation within one hundred and twenty days (120) days after any of the following events, unless the Eligible Executive consents to the applicable event: (i) a material decrease in the Eligible Executive’s base salary, other than a reduction in annual base salary of less than ten percent (10%) that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly-situated employees of the Company; (ii) following the occurrence of a Change in Control, a material reduction in the aggregate amount of compensation opportunity and benefits provided to the Eligible Executive or in the level of the Eligible Executive’s participation relative to other similarly-situated participants; (iii) a material decrease in (a) the Eligible Executive’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the Eligible Executive’s then-current title or position; (iv) a relocation of the Eligible Executive’s principal work location to a location more than fifty (50) miles from the Eligible Executive’s then-current principal location of employment; or (v) a material breach by the Company or any Subsidiary or Affiliate of any provision of this Plan or any material agreement between the Eligible Executive, the Company or any Subsidiary or Affiliate. Notwithstanding the foregoing, any assertion by the Eligible Executive of a termination for Good Reason will not be effective unless and until the Eligible Executive has: (x) provided the Company, within sixty (60) days of the Eligible Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written notice stating with specificity the applicable facts and circumstances underlying such Good Reason event; and (y) provided the Company or any Subsidiary or Affiliate with an opportunity to cure the same within thirty (30) days after the receipt of such notice.
(y)“Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.
(z)“Market Area” means the geographic area within a twenty-five (25)-mile radius of any location where, as of the Date of Termination, any member of the Company Group conducts the Business or has taken substantial preparatory steps to conduct the Business and about which such Eligible Executive had direct or indirect responsibility or received Confidential Information during such Eligible Executive’s final two (2) years of employment with any member of the Company Group.
(aa)“Moral Rights” means any and all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A.
(ab)“Participation Agreement” means the participation agreement delivered to each Eligible Executive by the Company prior to the Eligible Executive’s entry into the Plan evidencing the Eligible Executive’s agreement to participate in the Plan and to comply with all terms, conditions and restrictions within the Plan, in substantially the form set forth on Exhibit B attached hereto.
(ac)“Person” has the meaning ascribed to such term in the Equity Incentive Plan.
(ad)“Prohibited Period” means the period during which an Eligible Executive is employed by any member of the Company Group and continuing through the date that is twelve (12) months following such Eligible Executive’s Date of Termination, regardless of the reason for such termination of employment.
(ae)“Pro-Rated Bonus” means a pro-rated portion of the Eligible Executive’s Total Bonus Opportunity, determined based on the number of days that such Eligible Executive was employed by any member of the Company Group during the calendar year in which the Date of Termination occurs.
(af)“Qualifying Termination” means the termination of an Eligible Executive’s employment (i) by any member of the Company Group without Cause (which, for the avoidance of doubt, does not include a termination due to death or Disability); provided, that such Eligible Executive remains an employee in good standing with the applicable member of the Company Group through the Date of Termination; or (ii) due to an Eligible Executive’s resignation for Good Reason.
(ag)“Release Requirement” means the requirement that an Eligible Executive (or his or her beneficiary or executor, in the case of the Eligible Executive’s death) execute and deliver to the Company a general release of claims, in substantially the form set forth on Exhibit C attached hereto, on or prior to the date that is twenty-one (21) days following the date upon which the Company delivers the release to the Eligible Executive (which shall occur no later than seven (7) days following the Date of Termination) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Release Requirement shall not be considered satisfied if the release described in the preceding sentence is (i) executed by the Eligible Executive (or his or her beneficiary or executor, if applicable) before the close of business on the Date of Termination, or (ii) revoked by the Eligible Executive (or his or her beneficiary or executor, as applicable) within any time provided by the Company for such revocation.
(ah)“Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including any such regulations or guidance that may be amended or issued after the Effective Date.
(ai)“Severance Amount” means the cash severance payments set forth in Sections 4(a)(i) or 4(b)(i), as applicable.
(aj)“Stock” has the meaning ascribed to such term in the Equity Incentive Plan.
(ak)“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.
(al)“Total Bonus Opportunity” means the dollar amount equal to (i) an Eligible Executive’s annual bonus maximum goal percentage for the calendar year that includes the Eligible Executive’s Date of Termination, multiplied by (ii) such Eligible Executive’s Base Salary as of the Date of Termination (determined without giving effect to any reduction that constituted the basis for a termination for Good Reason pursuant to this Plan).
(am)“Tier” means the “Tier Level” used for purposes of determining the level of severance benefits an Eligible Executive is eligible to receive, as specified on Exhibit A attached hereto. The level of severance payments and benefits an Eligible Executive shall be eligible to receive under this Plan shall depend upon such Eligible Executive’s corresponding “Executive Position/Level” at the time a Qualifying Termination occurs, as specified on Exhibit A attached hereto. Notwithstanding the foregoing, in the event of a material decrease in an Eligible Executive’s title or position resulting in the Eligible Executive’s resignation for Good Reason in accordance with Section 15(x)(iii)(a) hereof, for purposes of determining such Eligible Executive’s Tier, such Eligible Executive’s Tier shall be deemed to be the Tier in effect immediately prior to such decrease.
Notwithstanding anything to the contrary contained herein, in the event that an Eligible Executive and a member of the Company Group are party to a written agreement that contains a different definition of any of the defined terms in this Section 15, the definition set forth in this Section 15 shall be applicable to such Eligible Executive for purposes of this Plan and not the definition contained in such written agreement (including, for the avoidance of doubt, prior to, during and following the Change in Control Protection Period).

Exhibit A
Applicable Severance Multiple and Applicable Benefit Period

Qualifying Termination Outside of a Change in Control Protection Period

Tier Level	Executive Position/ Level	Applicable Severance Multiple	Applicable Benefit Period
Tier 1	[●]	[●]	[●]
Tier 2	[●]	[●]	[●]
Tier 3	[●]	[●]	[●]

Qualifying Termination During a Change in Control Protection Period

Tier Level	Executive Position/ Level	Applicable Severance Multiple	Applicable Benefit Period
Tier 1	[●]	[●]	[●]
Tier 2	[●]	[●]	[●]
Tier 3	[●]	[●]	[●]

Exhibit B
Participation Agreement

[DATE]
Re: Participation Agreement – Magnolia Oil & Gas Corporation Executive Severance and Change in Control Plan
Dear [NAME]:
We are pleased to inform you that you are eligible to participate in the Magnolia Oil & Gas Corporation Executive Severance and Change in Control Plan (as it may be amended from time to time, the “Plan”). Your participation in the Plan is subject to your execution and delivery of this agreement, which constitutes a Participation Agreement, and to the terms and conditions of the Plan, which is incorporated herein and deemed to be part of this Participation Agreement for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.
As [TITLE] of the Company, you are eligible to receive Tier [●] severance payments and benefits under the Plan, subject to your execution and delivery of this Participation Agreement and the terms and conditions of the Plan, unless and until your position with the Company changes such that you occupy a different “Executive Position/Level” as specified on Exhibit A attached to the Plan (in which case, for the avoidance of doubt, your Tier level shall automatically be modified to reflect such change in position).
In signing below, you expressly agree to be bound by, and promise to abide by, the terms of Sections 6, 7, 8, 9 and 10 of the Plan, which create certain obligations and restrictions with respect to confidentiality, non-competition, non-solicitation, ownership of intellectual property, non-disparagement and post-termination cooperation. You agree that the covenants within Sections 6, 7, 8, 9 and 10 of the Plan are reasonable in all respects.
You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance benefit policies, plans, agreements and arrangements of the Company or any other member of the Company Group (and supersede all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance benefits) (other than with respect to any awards outstanding under the Equity Incentive Plan), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect, solely with respect to your severance entitlements set forth therein.
You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Please execute this Participation Agreement in the space provided below and send a fully executed copy to [NAME] no later than [DATE].

Sincerely,
MAGNOLIA OIL & GAS CORPORATION
By:
Name:
Title:

AGREED AND ACCEPTED

[NAME]

Exhibit C

Separation Agreement and General Release
This Separation Agreement and General Release of Claims (this “Release” or “Agreement”) is entered into by and between [NAME] (“Employee”) and Magnolia Oil & Gas Corporation, a Delaware corporation (the “Company”).
WHEREAS:
(i)Employee has been employed by the Company;
(ii)Employee’s employment has been terminated as of the Separation Date, as defined below; and
(iii)In connection with Employee’s termination of employment, Employee is eligible to receive certain severance payments and benefits pursuant to the Company’s Executive Severance and Change in Control Plan, effective as of [DATE] (the “Plan”) and Employee’s Participation Agreement entered into under the Plan, dated as of [DATE] (the “Participation Agreement”), subject to the terms and conditions set forth therein including the Release Requirement (as defined in the Plan).
NOW THEREFORE, the Company and Employee agree as follows:
1.Separation Date. Employee’s employment with the Company was or will be permanently terminated on [DATE] (the “Separation Date”).
2.Release of Claims. Employee, for and in consideration of the promises of the Company set forth in this Agreement, and intending to be legally bound hereby, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its past, present, and future parent organizations, divisions, subsidiaries, affiliates, related entities, successors, predecessors and assigns and its and their respective directors, partners, officers, shareholders, employees, agents, attorneys, representatives, predecessors, successors, and assigns (“Releasees”), from all claims, actions, causes of action, suits, debts, charges, complaints, demands, losses, liabilities and obligations of any nature whatsoever, that Employee ever had, now has, or hereafter may have, whether known or unknown, asserted or unasserted, in law or in equity, from the beginning of Employee’s employment with the Company through the date that Employee executes this Agreement (“Claims”).
This general release includes any Claims arising out of any foreign, federal, state or local statutes, regulations, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967, the federal Equal Pay Act, the United States Constitution, the federal Employee Retirement Income Security Act, the federal Older Workers Benefit Protection Act, the federal Americans With Disabilities Act, the federal Family and Medical Leave Act, Executive Orders 11246 and 11141, the Worker Adjustment Retraining and Notification Act, the Genetic Information and Non-Discrimination Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act, or the Occupational Safety and Health Act, [INSERT SPECIFIC STATE LAWS AS APPLICABLE] and any other federal, state or local law or ordinances, or any common law claim
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under tort, contract or any other theories now or hereafter recognized. The general release recited in this paragraph shall include any and all Claims which Employee may have for any type of damages cognizable under any laws, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs. Employee also agrees that this general release should be interpreted as broadly as possible to achieve Employee’s intention to waive all of Employee’s Claims against the Releasees.
3.Claims Not Released. Notwithstanding the above, pursuant to this Release, Employee is not waiving claims for benefits filed under any state workers’ compensation or unemployment law or challenges to the validity of this Agreement under the Older Workers Benefits Protection Act. Employee is also not waiving any claim for pension benefits, which may arise in the future; claims to any benefit entitlements vested as of the Separation Date, pursuant to written terms of any Company employee benefit plan; Employee’s right to payment and benefits under the Plan that are contingent upon the execution by Employee of this Release; and Employee’s existing rights, if any, as an equity holder under any operating agreement, stockholders’ agreement or similar agreement of the Company and any vested rights under any equity compensation plans, agreements or arrangements sponsored or maintained by the Company.
4.Agreement Not to Sue. Employee expressly represents that Employee has not filed a lawsuit or initiated any other administrative proceedings against the Releasees, and that Employee has not assigned any claim against the Releasees to any other person or entity. Employee further promises not to initiate a lawsuit against the Releasees relating to any Claim arising prior to the date of Employee’s execution of this Agreement, except that nothing in this Agreement shall bar Employee’s right to file an administrative charge with the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the United States Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), or any other federal, state or local agency; prevent Employee from reporting to any government agency any concerns Employee may have regarding the Company’s practices; or preclude Employee’s participation in an investigation by the SEC, EEOC, DOL, NLRB or any other federal, state or local agency. Should any entity, agency, commission, or person file a charge, action, complaint or lawsuit against the Releasees based upon any of the above-released Claims, Employee agrees that this Agreement bars Employee’s right, to the extent permitted by law, to recover any relief whatsoever (including monetary relief), except that Employee may receive an award from the SEC under the federal securities laws.
5.Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company and Employee has received, other than the severance payments and benefits set forth in the Plan and the Participation Agreement, all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee is owed or has been owed by the Company or any other Releasee, including all payments arising out of all incentive plans and any other bonus arrangements. For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the severance payments and benefits set forth in the Plan and Participation Agreement (or any portion thereof) but for Employee’s entry into this Agreement.
6.No Admission of Liability. Employee agrees and understands that the execution of this Agreement shall not constitute or be construed as an admission by the Company of any liability to, or of the validity of any Claim whatsoever by Employee. The Company specifically
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denies any liability to Employee on the part of itself, its directors, officers, agents, employees and representatives.
7.Protected Disclosures. Notwithstanding anything to the contrary contained herein, however, no provision of this Release shall be interpreted so as to impede Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company or the Company’s legal department to make any such reports or disclosures and Employee shall not be required to notify the Company that such reports or disclosures have been made.
8.Continued Effectiveness of Restrictive Covenants. Employee acknowledges that Employee has made certain commitments with respect to non-disclosure of information, non-competition, non-solicitation, non-disparagement and assignment of invention, as set forth in the Plan (the “Restrictive Covenants”). Employee acknowledges that during Employee’s employment with the Company, Employee has received Confidential Information (as defined in the Plan). In entering this Agreement, Employee acknowledges the validity, continued effectiveness and enforceability of the Restrictive Covenants, and expressly reaffirms Employee’s commitment to abide by the Restrictive Covenants.
9.Confidentiality. Employee agrees that the terms and conditions of this Agreement shall remain confidential between the parties, and Employee shall not disclose them to any person outside of Employee’s immediate family, tax advisor, or attorney after first obtaining that individual’s agreement to keep the information confidential and not disclose it to others, unless pursuant to a valid subpoena. If Employee breaches this confidentiality provision, Employee agrees that the Company shall have the right to seek an injunction and/or damages, and if Employee is found by a court to be in breach or responsible for a breach of this provision, Employee agrees that s/he will be liable to the Company for actual damages and remedies that the Company may recover by law.
10.Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Releasee including all computer files, electronically stored information and other materials provided to Employee by the Company or any other Releasee in the course of Employee’s employment and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.
11.Successors and Assigns; Third-Party Beneficiaries. This Release is binding upon and shall inure to the benefit of (a) the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and assigns; and (b) each Releasee, as Employee expressly acknowledges and agrees that each Releasee that is not a signatory hereto shall be a third-party beneficiary of Employee’s representations, promises, warranties and releases set forth in this Release.
12.Waiver. If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Release, any such waiver shall not operate as a waiver of any other subsequent breach of this Release.
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13.Severability. If any provision of this Release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.
14.Choice of Law. This Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the State of Texas, without regard to conflict of law principles.
15.Time to Consider. Employee acknowledges that Employee has been provided with [[a reasonable period of time] // [at least twenty-one (21) calendar days] // [at least forty-five (45) calendar days]] (the “Review Period”) to consider the offer of this Release prior to entering into it. Any modifications made to this Release, whether material or not, shall not extend or re-start the Review Period. Employee agrees to notify the Company of acceptance of this Release by delivering a signed copy of the Release to the Company, to [NAME], [TITLE], at [EMAIL], within the Review Period. Employee understands that the entire Review Period may be taken to consider this Agreement. Employee may execute and return this Release in less than the full Review Period, but not before Employee’s Separation Date. By signing and returning this Release, Employee acknowledges that the Review Period afforded Employee was a reasonable period of time to consider fully each and every term of this Release, including the general release set forth in Paragraph 2.
16.Revocation Right. Employee acknowledges that Employee shall have seven (7) calendar days after signing this Release to revoke this Release. If Employee elects to revoke this Release, written notice of such revocation must be delivered to [NAME] at the Company at the addresses above in such a manner that it is actually received by him/her within the seven (7) calendar-day period.
17.Advice of Counsel. Employee is advised to consult with legal counsel of Employee’s choosing, at Employee’s own expense, regarding the meaning and binding effect of this Release prior to executing it.
18.Counterparts. This Release may be signed in counterparts and each signed counterpart shall have the same full force and effect as if it were fully executed by all parties.
EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT EMPLOYEE HAS READ THE FOREGOING, THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO REVIEW IT WITH AN ATTORNEY OF EMPLOYEE’S CHOOSING, THAT EMPLOYEE UNDERSTANDS THE RELEASES TERMS AND CONDITIONS AND THAT EMPLOYEE INTENDS TO BE LEGALLY BOUND BY IT.

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IN WITNESS THEREOF, the parties have executed this Release as of the date(s) set forth beneath their signatures below.

DO NOT SIGN THIS RELEASE BEFORE THE CLOSE OF BUSINESS ON THE SEPARATION DATE SET FORTH ABOVE.

EMPLOYEE Signed: Name: Date:	MAGNOLIA OIL & GAS CORPORATION Signed: Name: Title: Date:

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